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SCHEDULE I

TO THE DISTRIBUTION AND SERVICE PLAN

FOR

CLASS A SHARES OF THE

VICTORY PORTFOLIOS

Dated August 1, 2013

This Plan shall be adopted with respect to Class A Shares of the following series of Victory Portfolios:
	Fund Name	Rate*		Fund Name	Rate*
1	Victory Diversified Stock Fund	0.25%	22	Victory RS Investors Fund	0.25%
2	Victory Floating Rate Fund	0.25%	23	Victory RS Large Cap Alpha Fund	0.25%
3	Victory Global Energy Transition Fund	0.25%	24	Victory RS Mid Cap Growth Fund	0.25%
4	Victory High Yield Fund	0.25%	25	Victory RS Partners Fund	0.25%
5	Victory High Income Municipal Bond Fund	0.25%	26	Victory RS Science and Technology Fund	0.25%
6	Victory INCORE Fund for Income	0.25%	27	Victory RS Select Growth Fund	0.25%
7	Victory INCORE Investment Grade Convertible Fund	0.25%	28	Victory RS Small Cap Equity Fund	0.25%
8	Victory INCORE Investment Quality Bond Fund	0.25%	29	Victory RS Small Cap Growth Fund	0.25%
9	Victory INCORE Low Duration Bond Fund	0.25%	30	Victory RS Value Fund	0.25%
10	Victory INCORE Total Return Bond Fund	0.25%	31	Victory S&P 500 Index Fund	0.15%
11	Victory Integrity Discovery Fund	0.25%	32	Victory Sophus Emerging Markets Fund	0.25%
12	Victory Integrity Mid-Cap Value Fund	0.25%	33	Victory Special Value Fund	0.25%
13	Victory Integrity Small/Mid-Cap Value Fund	0.25%	34	Victory Strategic Allocation Fund	0.25%
14	Victory Integrity Small-Cap Value Fund	0.25%	35	Victory Strategic Income Fund	0.25%
15	Victory Munder Mid-Cap Core Growth Fund	0.25%	36	Victory Sycamore Established Value Fund	0.25%
16	Victory Munder Multi-Cap Fund	0.25%	37	Victory Sycamore Small Company Opportunity Fund	0.25%
17	Victory Munder Small Cap Growth Fund	0.25%	38	Victory Tax-Exempt Fund	0.25%
18	Victory NewBridge Large Cap Growth Fund	0.25%	39	Victory Trivalent International Fund-Core Equity	0.25%
19	Victory RS Growth Fund	0.25%	40	Victory Trivalent International Small-Cap Fund	0.25%
20	Victory RS Global Fund	0.25%	41	Victory THB US Small Opportunities Fund	0.25%
21	Victory RS International Fund	0.25%

*Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class A Shares.

As of November 30, 2021

VICTORY PORTFOLIOS

By:

Name: Christopher K. Dyer

Title: President

VICTORY CAPITAL SERVICES, INC.

By:

Name: Christopher K. Dyer

Title: Chief Operating Officer